Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coinstar, Inc.:

We consent to the use of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 28, 2005 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that the Company acquired ACMI Holdings, Inc. and its subsidiary American Coin Merchandising, Inc. (collectively referred to as ACMI) during 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, ACMI’s internal control over financial reporting associated with total assets of $263.7 million and total revenues of $111.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ACMI.

/s/    KPMG LLP

Seattle, Washington

November 29, 2005